Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Enterprise Diversified, Inc. Announces Second Quarter 2019 Financial Results

Richmond, VA—August 12, 2019—Enterprise Diversified, Inc. (OTCQB: SYTE) (“ENDI” or the “Company”) announced its financial results for the second quarter ending June 30, 2019, in connection with filing its quarterly report on Form 10-Q with the Securities and Exchange Commission.

A summary of our quarterly results can be found below. Our full quarterly report on the Form 10-Q filing can be found at enterprisediversified.com.

	Asset Management		Real Estate		Internet	Other	Consolidated (c)
Three months ended June 30, 2019
Revenues	$589,180	(a)	$218,599		$265,917	$—	$1,073,696
Cost of revenue	—		164,130		83,243	—	247,373
Operating expenses	104,526		211,536		59,035	305,284	680,381
Other income (expense)	7,052		(113,881	)(b)	3,541	(7,471)	(110,759
Comprehensive income (loss) before sales transactions and other one-time write-downs	491,706		(270,948)		127,180	(312,755)	35,183

(a)	Investment in Alluvial Fund accounted for $547,286 in revenue due to gains in the quarter

(b)	Mortgage interest expense for Mt Melrose and EDI Real Estate

(c)	Not including discontinued operations

	Asset Management	Real Estate		Internet	Other		Discontinued Operations		Consolidated
Three months ended June 30, 2019
(Less) write-downs due to sales transactions and other one-time write-downs	—	(238,595	)(a)	—	(3,519,053	)(b)	(1,158,733	)(c)	(4,920,140)
Comprehensive income (loss) after sales transactions and other one-time write-downs	$491,706	$(509,543)		$127,180	$(3,831,808)		$(1,270,371)		$(4,992,836)

(a)	Includes $166,799 of write-downs associated with real estate held for resale

(b)	Write-downs associated with the equity sale of Mt Melrose

(c)	Write-downs associated with the sale of the home services segment. Comprehensive loss in the discontinued operations category was $111,638.

Enterprise Diversified’s executive chairman, Steven Kiel, made the following statement:

After thorough review and consideration, we made several difficult decisions this quarter in order to streamline the company and focus squarely on our asset management subsidiary. The two transactions involving those subsidiaries resulted in significant one-time write-downs. These transactions removed significant debt from our balance sheet and eliminated additional financial obligations to our home services and Mt Melrose subsidiaries.

Our balance sheet is now strong, and we expect it to get stronger over time now that the debt from the Mt Melrose subsidiary has been removed. These two transactions reset the entire company and dramatically reduce risk to the company.

Home services is now held on our balance sheet at $195,548. Mt Melrose is now held at $53,846. We expect additional cash to be generated over time from each of these transactions.

We are excited about Willow Oak Asset Management as an attractive model for creating outsized value with limited capital requirements. Our fee share revenue grows with assets under management from outside capital as we partner with existing funds and develop new fund launches.

We will be releasing a quarterly letter specific to Willow Oak in the coming weeks highlighting the success of our event in Omaha during the Berkshire Hathaway meeting, promising growth and performance in our two primary funds, and the launch of our new website at willowoakfunds.com.

How did we get here?

When we launched our home services and Mt. Melrose subsidiaries, we envisioned that each entity would be self-contained with their own operations and that the financial commitment from the parent company would be defined. We planned to be funding partners, with the operators focused on running the businesses. This plan proved unsuccessful in both instances because, among other issues, the subsidiaries were too small and operationally complex to be successful as decentralized subsidiaries of a public company.

Once we realized that our ownership model was not working, we began a restructuring process that is now nearly complete.

Home Services

We sold our home services subsidiary, Specialty Contracting Group, on May 24, 2019, to a larger experienced operator who is injecting much-needed scale and ground-level experience. ENDI will earn a royalty stream over a five-year period based on sales.

The financial reporting gets difficult for the purposes of valuing this royalty stream because it is in the early stages. Accounting rules require us to treat the present value of these future payments as discontinued operations. This treatment results in us reporting a pre-tax loss of $1,158,733 during the second quarter which essentially writes the subsidiary down to zero other than a few leftover items.

However, clearly the royalty stream has value to us. Because it is not possible to determine that value, we will account for it as it comes in. That means that the loss that we have already accounted for will get smaller over the next five years until the royalty stream ends. The buyer also took over the rest of our inventory, and they will be paying us for its fair value as they use it.

In addition to that royalty stream, we have some leftover assets and liabilities in the subsidiary that will clear out over the next year. We ended the quarter with $23,025 in cash associated with the subsidiary, $51,896 in net accounts receivable that we are actively collecting, and $120,627 in other assets. The other assets include $32,184 of inventory, $66,277 of right-of-use assets for the remaining office and warehouse space, and miscellaneous other prepaids.

We also had some liabilities that will clear out. We have $151,004 in accounts payable and have negotiated large discounts to many suppliers. We have $2,490 in accrued expenses, which are final payroll taxes and interest expenses. Finally, we have $66,199 in other liabilities, which is a lease that we expect to be able to sublease to a third party.

Real Estate

The Mt Melrose situation was more difficult and more costly to us. On June 27, 2019, we contributed 65% of Mt Melrose, plus $100,000 in working capital, to a new entity controlled by an experienced third-party operator. Given the complexity of Mt Melrose’s capital structure and the heavy lifting required to rehabilitate many of the properties, we felt that this partnership was a superior opportunity to maximize the value creation potential of our real estate beyond other alternatives available to us.

This transaction is not treated as discontinued operations because we retained a 35% ownership stake in the new entity and intend to hold this position long term. However, we did deconsolidate the financials from our public reporting because the third party is the sole operator. We are a passive minority partner with no additional financial commitment to the entity.

Optically this transaction complicates our financial reporting in the short term because we are required to carry our remaining 35% interest at a value reflecting only part of the $100,000 working capital cash contribution, or $53,846, today. This caused us to report a write-down of $3,519,053 in the second quarter for our Mt Melrose subsidiary.

One thing to note is that, in the sale, there were certain assets that remained with Enterprise Diversified. The most notable asset was a warehouse with a cost basis of $855,000 and that has $300,000 of debt associated with it.

The results speak for themselves in an unfortunate and poor way. We paid $4,565,834 for the assets and assumed a total of $4,565,277 in debt. During the first ten months of our ownership in 2018, the corporate entity provided an additional $2,570,000 in cash to the subsidiary. Overall, our reported loss was $2,848,765 not including the write-down associated with the sale this quarter. These rapid losses in this entity required aggressive corrective action. We expect that, with this transaction, a portion of those losses will be recuperated over time.

This transaction allows us to remove the debt from our balance sheet and eliminates our financial commitment to the entity. This prevents us from having to provide capital for principal payments that were coming due over the next year. Along with other decisions made during the second quarter, this transaction reduces the debt on Enterprise Diversified’s balance sheet from $7,937,715 to $1,076,950 for the period ended March 31, 2019, to the period ended June 30, 2019, respectively.

The positive takeaway from these mistakes is that Enterprise Diversified is refocused on the asset management business where we have maximum optionality and long-term upside. Asset management is also a business we know well and have several unique advantages. Over the years, we have curated an impressive ecosystem of outside managers and capital allocators. We have a great group of advisors to Willow Oak. We have received significant interest related to our operational capabilities this year. These relationships support our mission to partner with unique emerging managers. The entire company is excited about Willow Oak’s future.

Sum of the parts today

Given the two significant transactions this quarter, Enterprise Diversified can no longer be valued on its book value or net asset value. Our subsidiaries, with the exception of our investment in Alluvial Fund, are carried on our balance sheet at non-material levels. For example, our internet subsidiary is held on our balance sheet at $449,095, though it has generated $542,238 in net income over the last 12 months.

Additionally, we have the royalty stream from our home services subsidiary currently valued on our balance sheet at zero. We also believe there will be additional value in our 35% passive ownership in Mt Melrose.

Our fee share streams through Willow Oak are extremely valuable. We did not generate any performance fee share in 2018 and generated only $735 in performance fee share in the first six months of 2019 due to high water marks that need to be reached. Over time, though, these fee share streams are likely to be significant, both from management fees and, more importantly, through performance fees. We are thrilled with our relationships with Alluvial Fund and Bonhoeffer Fund, and we believe there are opportunities to formally develop additional relationships with other portfolio managers.

The second quarter transactions and the one-time write-downs associated with them reposition the entire company towards our asset management subsidiary. We have significantly reduced debt and risk to the overall company. These transactions allow us to focus on our operations that have the most potential for long-term success. I appreciate your patience during this transition.

We look forward to building and strengthening Willow Oak Asset Management.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. is primarily an alternative asset manager focused on emerging managers. Enterprise Diversified also holds interests in companies associated with internet access, real estate, and home services. Copies of Enterprise Diversified’s press releases and additional information about the company are available at https://www.enterprisediversified.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.